Exhibit 3.19

A0603237

2541499

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

The undersigned certify that:

1. They are the president and the secretary, respectively, of Portsmouth Acquisition Co., a California corporation (the “Company”).

2. Article I of the Articles of Incorporation of the Company is amended to read as follows:

The name of the Company is Exopack-Ontario, Inc.

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors of the Company.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporation Code. The total number of outstanding shares of the corporation is One Thousand (1000). The number of shares voting in favor of the amendment equaled or exceed the vote required. The percentage vote required was more than fifty percent (50%).

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: Oct. 1, 2003

/s/ Patrick M. Woods, / by permission
Patrick M. Woods, President

/s/ J. Cabell Acree, III
J. Cabell Acree, III, Secretary

2541499

FILED
In the office of the Secretary of State of the State of California

OCT 17 2003

/s/ Kevin Shelley
KEVIN SHELLEY, SECRETARY OF STATE